Exhibit 99.(a)(1)(D)

COHERENT, INC.

WELCOME SCREEN

Welcome to the Coherent, Inc. Stock Options Tender Offer Website

As recently noted by Ron Victor, we are pleased to announce that the Coherent Stock Option Tender Offer is officially launching today, April 8, 2008 and will remain open until May 9, 2008 at 5 p.m. Pacific Time (unless extended).

The offer allows you to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code that you may otherwise incur with respect to those of your stock options which were granted with an exercise price lower than the fair market value of the Company’s common stock on the date of grant, as determined by the Company’s stock option review.  The specifics of the program are described in the Offer to Amend and the exhibits thereto.  We strongly urge you to read the Offer to Amend and the exhibits thereto very carefully.

BACKGROUND

Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax in the year of vesting, an additional 20% penalty tax and interest charges) on stock options that were granted at a discount from fair market value and which vest after December 31, 2004 (“discount options”).

We have determined that some of your stock options may be affected by Section 409A because they are discount options.  Coherent is offering you the opportunity to avoid the Section 409A impact by amending these discount options to increase their exercise price so they are no longer discount options.  If your discount option is amended pursuant to this offer, you will receive a cash payment equal to 105% of the aggregate exercise price increase of your amended option.  This cash payment will be made on Coherent’s first payroll date in January 2009.  Under applicable tax rules, we cannot make this payment prior to 2009.

Stock options which are eligible to be amended under the offer will remain subject to adverse tax consequences under Section 409A until the close of the offer and the official amendment of such options after that close date.  Therefore, if you exercise any discount options prior to the amendment of those discount options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

Note that accepting the offer is not enough to have your options amended, the offer has to close and Coherent has to accept the tendered discount options for them to be amended and corrected.  If you exercise any discount options prior to receiving notification from Coherent that they have been amended, you will have adverse tax consequences.

INFORMATION

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how Coherent, Inc. has addressed the situation and the choices you have, and (iii) answer other questions you may have, you may log on to https://coherent.equitybenefits.com/ to view a recorded informational presentation fully explaining the offer.  Coherent has also engaged PricewaterhouseCoopers LLP to prepare communications and hold two live meetings regarding the offer for employees in the                    area.  They are scheduled as follows:

For employees with last names beginning with the letters A through L:

DATE:	Wednesday, April 9, 2008
TIME:
LOCATION:

For employees with last names beginning with the letters M through Z:

DATE:	Wednesday, April 9, 2008
TIME:
LOCATION:

If you have general questions about the terms of this offer, you may direct your questions via email to the Coherent Tender Offer Help Desk at 409AOffer@coherent.com or by phone at (408) 817-5900.

Please note that neither Coherent, Inc. nor PricewaterhouseCoopers LLP will provide tax advice specific to an individual’s circumstances or make any recommendation.  We strongly recommend that you discuss the personal tax consequences of the offer with your financial, legal and/or tax advisors.

To participate in the tender offer, you must elect to participate.  If you do not, you will be deemed to have rejected the offer and will risk being subject to the adverse tax consequences described above.

The first step to participating in the offer is to click on the MAKE AN ELECTION button at the top or bottom of this page to view the details of your impacted options.  Simply viewing this information does not result in your making an election; the instructions for actually making an election are set forth below.

KEY DOCUMENTS AND MATERIALS

You should read carefully the entire Offer to Amend including the exhibits to the Schedule TO with which this offer has been filed, the accompanying email on behalf of Ron Victor dated April 8, 2008, and the Election/Withdrawal form.

These documents and materials also are available to you through the following links:

a)         Offer to Amend

b)        Instructions to Election/Withdrawal form

c)         Election/Withdrawal form

d)        FAQ

e)         Recorded Informational Presentation

1.             Click the OFFER TO AMEND hyperlink above and review carefully the Offer to Amend document.  You will be given the choice to print the document, but it is not required.  The Offer to Amend document refers you to additional documents that you should review before deciding whether to tender your eligible options in the offer.

2.             Please return to the WELCOME PAGE and then click the INSTRUCTIONS TO ELECTION/WITHDRAWAL FORM hyperlink above.  Carefully review the instructions.  You will be given the choice to print the instructions, but it is not required.

3.             Please return to the WELCOME PAGE and then click on the MAKE AN ELECTION button at the top or bottom of the page to proceed with your election.  You will be redirected to the first page of the ELECTION/WITHDRAWAL FORM.  You will need to check the appropriate box to indicate whether you elect to tender your eligible options in accordance with the terms of the offer and then click on the NEXT button.

4.             After completing the Election/Withdrawal form, you will be allowed to review the election you have made with respect to your eligible options and see the new exercise price of your amended option.  If you are satisfied with your election, you will proceed to the Election Amendment Review page.  If after reviewing the terms of your election and you wish to proceed, you will be directed to a Print Confirmation of Election page whereby you will be able to print your election if you desire to do so.  Following these events, the Company will send you via email an Election Confirmation Statement.

5.             Please print and keep a copy of the Election Confirmation Statement for your records.  You will then be deemed to have completed the election process.  Please remember that you can return to this site to withdraw your election if you so wish at a later time until May 9, 2008 at 5 p.m. Pacific Time (unless extended).

Coherent intends to confirm the receipt of your Election/Withdrawal form by email within two U.S. business days.  If you have not received an email confirmation that Coherent received your response, we recommend that you confirm that we have received your Election/Withdrawal form.  If you need to confirm receipt after two U.S. business days have elapsed, you may contact the Coherent Tender Offer Help Desk at 409AOffer@coherent.com or by phone at (408) 817-5900.  Note that the Welcome Page to the offer website also contains a link to Frequently Asked Questions (FAQ) that you may find helpful in determining whether to tender your eligible options.

KEY DATES TO REMEMBER

The offer commences April 8, 2008 and will expire 5:00 p.m., Pacific Time, on May 9, 2008 (unless the offer is extended).  Election/Withdrawal forms must be received by Coherent before 5:00 p.m., Pacific Time, on May 9, 2008 (unless we extend the offer).  If we extend the offer, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

DECLINE OR WITHDRAW FROM THE OFFER

If you have read the above referenced important documents describing the offer and have come to the conclusion that you do not wish to participate, please click on the MAKE AN ELECTION button at the bottom of the page and on the election page please select the alternative of “I hereby decline the offer and elect not to amend my eligible options(s).”  We remind you that the choice not to participate may expose you to the adverse tax consequences of Section 409A.  Your choice not to participate may be changed up until 5:00 p.m., Pacific Time, on May 9, 2008 (unless we extend the offer), the expiration date of the offer, by re-logging in to this website and completing the Election/Withdrawal form according to the procedures detailed above.

QUESTIONS

Coherent has prepared communications regarding the offer and PricewaterhouseCoopers LLP will provide general tax information regarding the offer.  Neither Coherent, Inc. nor PricewaterhouseCoopers LLP will provide tax advice specific to an individual’s circumstances or make any recommendation.  You should direct questions regarding the Election/Withdrawal form to the Coherent Tender Offer Help Desk 409AOffer@coherent.com.  We strongly recommend that you discuss the personal tax consequences of the offer with your financial, legal and/or tax advisors.

MAKE AN ELECTION